Exhibit 10.21

                                    AMENDMENT
                                       TO
                          EXECUTIVE EMPLOYMENT CONTRACT


This Agreement is made and entered into on July 1, 1999, by and between OXiGENE, Inc. a Delaware Corporation with its principal office at One Copley Place, Suite 602, Boston, MA 02116 ("the Company"), and Bjorn Nordenvall, Ph.D., M.D., an adult resident of Sweden ("the Executive").

WHEREAS, the Company and the Executive have entered into an Executive Employment Agreement dated October 9, 1995 and an undated Addendum thereto,

WHEREAS, the Company is at a phase where the work the Executive performs with respect to commercializing the pharmaceutical products will increase,

WHEREAS, the Company's focus and the duties of the Executive has shifted towards the United States,

WHEREAS, the work the Executive performs with respect it investor relations has increased and become more important to the Company, and

WHEREAS, the parties agree upon that the compensation the Executive has received up to this date is to low for the services to be performed in comparison with executives of comparable pharmaceutical companies in the United States.

NOW, THEREFORE the parties agree as follows:

- Section 2 (a) ("Base Salary") of the Executive Employment Agreement is Amended by replacing the minimum amount "$ 50,000.00" with $ 225,000.00.

In all other aspects, the Executive Employment Agreement with the change made in the Addendum thereto shall be unchanged and remain in full force and effect.

This amendment has been drawn in to originals, of which the parties have taken one each.


OXiGENE, Inc.                                  Executive



By:/s/ Bo Haglund                              /s/ Bjorn Nordenvall
   --------------                              --------------------
       Bo Haglund                                  Bjorn Nordenvall, Ph.D., M.D.
Title: Chief Financial Officer